EXHIBIT 10.2

Dated March 25, 2013
WITHOUT PREJUDICE AND SUBJECT TO CONTRACT BRADY CORPORATION LIMITED PETER SEPHTON
Compromise agreement

THIS AGREEMENT is made on March 25, 2013
BETWEEN:

(1)	BRADY CORPORATION LIMITED whose registered office is at Wildmere Industrial Estate, Banbury, Oxfordshire OX16 3JU (the Employer); and

(2)	PETER SEPHTON of The Coach House, Severnstoke Bank, Severnstoke WR8 9JG (the Employee)

1.	DEFINITIONS

1.1	In this Agreement the following expressions have the following meanings:

“the Adviser”	the person named as Adviser in Schedule ý2;
“Confidential Information”
trade secrets or other secret or confidential technical or commercially sensitive information of the Employer and/or the Group and any of its/their directors, officers, shareholders, customers, clients or suppliers in whatever form (including, without limitation, in written oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) and whether or not marked “confidential” including by way of illustration and without limitation, raw materials; research and development; inventions and know how; information relating to the business, products, affairs and finances of the Employer and any Group company; formulae and formulations; methods of treatment, processing, manufacture or production, process and production controls including quality controls; business methods, plans, strategies and tactics; suppliers and their production and delivery capabilities; clients, customers and details of their particular requirements; costings and prices, profit margins, discounts, rebates and other financial information; marketing strategies and tactics; current activities and current and future plans relating to all or any of development, production or sales including the timing of all or any such matters; the development of new products and services and/or new lines of business; production or design secrets; technical design, data or specifications of the Employer's or Group's products or services; machinery and equipment design, development and maintenance; remuneration and benefit strategies for employees; and career path and appraisal details of employees;

“Group”	the Employer and every Group Company wherever registered or incorporated;
“Group Company”
the Employer and its Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time (“Parent Undertaking” and “Subsidiary Undertaking” having the meanings set out in section 1162 Companies Act 2006);

“PAYE deductions”
“the Second Compromise Agreement”	the agreement in the form attached at Schedule 5, to be executed in accordance with Clause 2.3;
“the Termination Date”	31 July 2013;
“the Termination Payment”	the payment referred to in Clause ý6.1.

2.	BASIS OF AGREEMENT

2.1    The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle all outstanding claims which the Employee has or may have against the Employer or the Group or its/their respective officers or employees arising out of or in connection with or as a consequence of his employment and/or its termination and his office as an officer and/or director and/or its cessation. The terms set out in this Agreement constitute the entire Agreement between the parties relating to such termination and/or resignations and are without admission of liability on the part of the Employer or the Group.

2.2    The Employer is entering into this Agreement for itself and as agent for and trustee of all Group Companies and is duly authorised to do so. The parties intend that each Group Company should be able to enforce in its own right the terms of this

Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

2.3    It is a condition of this Agreement that the Employee shall (and shall procure that an independent legal adviser shall) within 7 days before the Termination Date execute the Second Compromise Agreement. The Employer reserves the right, in agreement with the Employee, to make such amendments to the Second Compromise Agreement as it may reasonably require to ensure that all claims which the Employee then has or may have in relation to his past offices, directorships, employment or its termination are validly compromised.

3.	TERMINATION DATE

3.1    The Employee's employment with the Employer will terminate on the Termination Date by reason of retirement.

3.2    Between the date of this Agreement and the Termination Date, the Employee agrees that:

3.2.1    he will remain bound by his duties of good faith, loyalty and fidelity, as well as his fiduciary duties; and

3.2.2    he will unless instructed otherwise by the Employer, continue to attend work and carry out such duties as the Employer may reasonably require from time to time (whether on behalf of the Employer or any Group Company).

3.3    Notwithstanding the termination of his employment, the Employee agrees to provide the Employer and any Group Company and its/their solicitors/advisers with reasonable ongoing assistance in relation to any pending and future claims made against or brought by the Employer or any Group Company, with which the Employee has relevant knowledge or may be required as a witness. The Employer agrees to pay the Employee in respect of his reasonable expenses (including travel, food, out-of-pocket and accommodation expenses) for providing any such assistance. The Employee acknowledges that such assistance could involve, but is not limited to, responding to or defending any regulatory or legal process under any applicable law, providing information in relation to any such process, preparing witness statements and giving evidence on behalf of the Employer or any Group Company. Nothing in the clause shall prevent the Employee from giving truthful evidence in any forum.

4.	REMUNERATION TO TERMINATION DATE

4.1    The Employee will be paid his normal salary (less PAYE deductions) and provided with all his current benefits for the period up to and including the Termination Date. For the avoidance of doubt these benefits include pension contributions, car allowance, fuel benefit, private medical insurance and death in service.

4.2    The Employer will reimburse the Employee his final expenses incurred up to the Termination Date subject to receipt of satisfactory evidence of expenditure in accordance with the Employer's current expenses policy.

4.3    Save as set out in this Agreement, the Employee accepts that the provision of all benefits from the Employer and/or any Group Company will cease from the Termination Date.

4.4    Without prejudice to clause 4.3 and subject to the Employee first returning such items so that all company licensed software, intellectual property and any Confidential Information can be removed, the Employer agrees to transfer ownership of the Employee's company Iphone, Ipad and laptop to the Employee free of charge with effect from the Termination Date, and the Employee accepts that after this date he will be responsible for all costs associated with the use of and ownership of such items.

5.	DIRECTORSHIPS

5.1    The Employee agrees to resign as an officer and director of all Group Companies in which he holds office, with effect from 30 April 2013, by signing and delivering to the Employer a letter of resignation in the form at Schedule 3. The Employee irrevocably appoints the Employer to be his/her attorney in his name and on his behalf to sign execute or do any such instrument or thing and generally to use his/her name in order to give the Employer (or its nominee) the full benefit of the provisions of this clause. The Employee therefore agrees not to hold himself out as being an officer or a director of any Group Company after 30 April 2013, and not to hold himself out as being an employee of any Group Company after the Termination Date.

5.2    The Employee will immediately on receipt of a written request by the Employer do everything the Employer may require (including executing documents) to resign from all other directorships, offices or other positions including trusteeships which he holds by virtue of his employment with the Employer and any Group Company.

5.3    The Employer acknowledges that Article 9.01 of Brady Corporation's Bye-laws contain an indemnity against legal proceedings in favour of the Employee to the extent set out in that Article. The Employer also acknowledges that Brady Corporation carries Director's & Officers liability insurance (“D&O Insurance”) covering current and former directors and officers of any Group Company for claims made in the year ending 31 October 2013. The Employer anticipates, without giving any warranty or guarantee to that effect, that Brady Corporation will take out similar D&O Insurance in the next few years.

6.	TERMINATION PAYMENT & STOCK ON TERMINATION

6.1    Subject to the terms of this Agreement and without admission of liability, the Employer will pay the Employee as damages for breach of contract and as compensation of loss of employment a Termination Payment of £330,000 (three hundred and thirty thousand pounds) less PAYE deductions.

6.2    Provided this Agreement has become binding in accordance with clause ý15, and all conditions relating to this Agreement have been met the parties agree that the Termination Payment will be paid to the Employee within 14 days of the Termination Date, into a bank account or accounts nominated by him.

6.3    At the date of this Agreement, the Employee remains a holder of a number of Non Qualified Stock Options (“Options”) pursuant to the terms of the Brady Corporation 2006 Omnibus Incentive Stock Plan (“the Plan”).

7.	LEGAL FEES

7.1    Subject to the terms of this Agreement and subject to receipt of an invoice from the Employee's Adviser, the Employer agrees to pay to the Adviser up to a maximum of £7,500 plus VAT as a contribution towards the Employee's legal fees incurred exclusively in connection with the termination of his employment and in seeking advice on the terms of this Agreement and the Second Agreement. Any invoice should be addressed to the Employee but expressed to be payable by the Employer and sent under private and confidential cover to Louis Bolognini (Senior Vice President, General Counsel & Secretary).

8.	TAXATION

8.1    The parties understand that in accordance with Chapter 3 Part 6 of the Income Tax (Earnings and Pensions) Act 2003 the first £30,000 of the Termination Payment is not subject to tax (although the Employer gives no warranty to this effect) and therefore it will be paid without deduction of tax. The Termination Payment in excess of £30,000 will be subject to normal PAYE deductions.

8.2    The Employee will be responsible for the payment of any tax and employee's national insurance contributions referable to the Termination Payment and all other payments and the provision of benefits set out in this Agreement in excess of any PAYE deductions made by the Employer. The Employee hereby agrees to indemnify the Employer and the Group on a continuing basis immediately on demand against all such liabilities, including any interest, penalties, reasonable costs and expenses incurred as a result of any default or delay by the Employee which the Employer or any Group Company may incur in respect of or by reason of such payments or the provision of such benefits. The Employer agrees that it will notify the Employee within 7 days and provide relevant details if it receives a written enquiry and/or demand from HMRC or other relevant authority in relation to the Termination Payment or any payment made under this Agreement such that the Employee is given a reasonable opportunity at his own cost to dispute any such demand with HMRC or other relevant authority. The Employer shall make no admission on behalf of the Employee in respect of any such liability until the Employee has been given a reasonable opportunity to dispute any such demand with HMRC or other relevant authority.

9.	RETURN OF PROPERTY

9.1    Except as set out in clause 4.4, on or before the Termination Date, the Employee will return to the Employer all Confidential Information, credit cards, keys, his security pass, any identity badge, all computer disks, software and computer programs, mobile telephone, any laptop computer, facsimile machine, printer, Blackberry or PDA, (save for those referred to in clause 4.4 which the Employee is being permitted to retain) all documents and copies (including electronic or recorded versions and copies in whatever medium held) together with all other property belonging to the Employer or the Group or relating to its or their business in his possession or control except for such property as the parties agree in writing that the Employee may retain.

9.2    The Employee shall, if requested, provide the Employer with a signed statement confirming that he has complied fully with his obligations under Clause ý9.1 and shall provide such reasonable evidence of compliance as may be requested.

10.	WARRANTIES AND REPRESENTATIONS

10.1    The Employee warrants as a strict condition of this Agreement and represents to the Employer that up to and as at the date this Agreement becomes binding in accordance with Clause ý15, the Employee:

10.1.1    has not committed any breach of any duty owed to the Employer or any Group Company. For the avoidance of doubt, this Agreement will not operate to release the Employee from any liability owed to any Group Company of which the Employee was an officer or a director by virtue of his employment with the Employer;

10.1.2    has not retained any software or computer programs, documents or copies (electronically or otherwise) which belong to the Employer or any Group Company or to which the Employer or any Group Company is entitled;

10.1.3    has not done or failed to do anything, which act or omission amounts to a repudiatory breach of the express or implied terms of his employment with the Employer or which, if it were to be done or omitted after the date of this Agreement, would be in breach of any of its terms;

10.1.4    is not employed or self-employed in any capacity nor is he in discussions which are likely to lead to nor has he received such an offer of employment or self-employment; in each case in respect of any competitive business;

10.1.5    has not commenced any action or issued any proceedings against the Employer or any Group Company or any of its/their respective officers or employees.

10.2    The Employer is under no obligation to make the payments or provide the benefits specified in Clauses 4, 6 and 7 if:

10.2.1    the Employee is in breach of any of the warranties referred to in this Clause ý10 and elsewhere in this Agreement; or

10.2.2    on or before the Termination Date, the Employee does or fails to do, or has done or failed to do, anything which act or omission amounts to a repudiatory breach of the express or implied terms of his employment with the Employer.

11.	CONFIDENTIALITY AND OTHER RESTRICTIONS

11.1    The Employee affirms the provisions of clause 2 of the Confidentiality Agreement dated 24 May 2005 between the Employee and Brady Corporation and confirms that he will not (except as authorised or required by law or as authorised by the Employer) at any time after the Termination Date, whether directly or indirectly, use or make use of and/or disclose any Confidential Information to any person, company or other organisation whatsoever.

11.2    The parties agree and undertake (in consideration of their mutual promises to that effect) and subject to Clause ý11.7 that neither will:

11.2.1    make or publish any statement to a third party concerning this Agreement;

11.2.2    make or publish any derogatory or disparaging statement or do anything in relation to the other and in the case of the Employee in relation to any Group Company or any past, current or future officers or employees of the Employer or any Group Company, which is intended to or which might be expected to damage or lower their respective reputations;

provided that the parties will not be prevented from making a disclosure for the purposes of seeking legal advice in relation to this Agreement provided the professional adviser is bound by a duty of confidence; to the proper authorities as required by any applicable law; in the case of the Employee to his wife or partner, or civil partner, provided such person agrees to maintain confidentiality; in the case of the Employer where in its reasonable opinion it is in the interests of good corporate governance to do so; and in the case of the Employer, such disclosure is consistent with the terms and spirit of the agreed reference.
11.3    The Employee accepts that during the course of his employment with the Employer, he was privy to and had access to Confidential Information about the Employer and the Group. The Employee therefore agrees to be bound by the restrictive covenants set out at Schedule 4 of this Agreement.

11.4    The Employer shall pay £7,000 (seven thousand pounds) less normal PAYE deductions, to the Employee as consideration for him entering into the restrictive covenants at Schedule 4 (such sum to be paid within 14 days of the Termination Date.

11.5    In order to enable the Employer to protect its legitimate interests and to enforce its rights under this Agreement, the Employee agrees that he will:

11.5.1    notify the Employer in writing of the identity of any prospective employer or business in which he wishes to be employed, engaged, concerned or interested or to which he wishes to provide technical, commercial or professional advice where, in the reasonable belief of the Employee, becoming so employed, engaged, concerned or interested or providing such advice would be likely to breach the provisions of Schedule 4 prior to accepting such employment or engagement; and

11.5.2    bring the provisions of Schedule 4 to the attention of any third party proposing directly or indirectly to employ, appoint or engage him after the Termination Date.

11.6    The Employee warrants that he has not done or failed to do anything including without limitation published any statement or authorised or permitted anyone else to do so prior to the date of this Agreement which would constitute a breach of Clauses 11.1 or 11.2 if it had occurred after the date of this Agreement.

11.7    The Employer will not be liable for any breach of its undertakings at Clause ý11.2 caused by the actions of any of its past, current or future officers or employees if it has taken such steps as are reasonable to prevent that breach or breaches of that kind.

12.	FULL AND FINAL SETTLEMENT

12.1    The terms of this Agreement are, without any admission of liability on the part of the Employer or any Group Company, in full and final settlement of all sums due to the Employee from the Employer or any Group Company and all claims in all jurisdictions under contract, tort, statute or otherwise which the Employee has or may have against the Employer or any Group Company or its/their respective current or former officers, directors or employees arising out of or in connection with or as a consequence of his position as an officer or a director of the Employer or any group company, and/or his employment and/or its termination (whether such claims are, or could be, known to the parties, and including any claims which may arise in the future)

including in particular for the avoidance of doubt the claims specified in Schedule ý1, each of which is hereby intimated and waived.

12.2    The Employee agrees to refrain from commencing any action or issuing any proceedings against the Employer or any Group Company or its/their respective current or former directors, officers or employees in respect of any claims referred to in Clause 12.1 including the claims specified in Schedule 1.

12.3    Neither the settlement and waiver in Clause ý12.1 nor the agreement to refrain from proceedings in Clause ý12.2 applies to any claim:

12.3.1    for personal injury of which the Employee is not aware or would not be reasonably aware at the date of this Agreement (and the Employee warrants he is not aware of any facts or circumstances that may give rise to a personal injury claim against the Employer or any Group Company); or

12.3.2    for the sums and benefits due to him pursuant to this Agreement.

13.	NO KNOWLEDGE OF OTHER CLAIMS

13.1    The Employee confirms that he is not aware of any claims other than those specified in Schedule ý1 or facts or circumstances that may give rise to any claim against the Employer or any Group Companies or any of its/their respective current or former officers, directors or employees in relation to any other matters.

13.2    The Employee represents and warrants that:

13.2.1    he has instructed the Adviser to advise as to whether he has or may have any claims, including statutory claims, against the Employer or any Group Company or its/their respective current or former officers, directors and employees arising out of or in connection with his resignation from office and directorships and his employment or its termination;

13.2.2    he has provided the Adviser with all available information which the Adviser requires or may require in order to advise whether he has any such claims; and

13.2.3    the Adviser has advised him that, on the basis of the information available to the Adviser, his only claims or particular complaints against the Employer or any Group Company or its/their respective current or former officers, directors and employees whether statutory or otherwise are those listed in Schedule ý1 of this Agreement and that he has no other claim against the Employer or any Group Company or its/their respective current or former officers, directors and employees whether statutory or otherwise.

13.3    In the event of the Employee commencing any action or issuing or pursuing any proceedings or being granted any judgment against the Employer or any Group Company or any of its/their officers, directors or employees whether arising out of his resignation from office and directorship or his employment or its termination, the Employee shall indemnify the Employer or relevant Group Company in respect of:

13.3.1    its legal costs of defending such action or proceedings (including reasonable legal and professional fees and disbursements together with VAT thereon); and

13.3.2    any award or judgment;

and such part of the Termination Payment equivalent to the amount of such costs, award or judgment shall become immediately repayable to the Employer or relevant Group Company as a debt.

14.	COMPLIANCE WITH STATUTORY PROVISIONS

14.1    To the extent that they are relevant, the conditions regulating compromise agreements and compromise contracts under the following instruments and provisions (as subsequently consolidated, modified or re-enacted from time to time) are satisfied and met: the Sex Discrimination Act 1975; the Race Relations Act 1976; Schedule 3A of the Disability Discrimination Act 1995; the Employment Rights Act 1996; the Working Time Regulations 1998; the National Minimum Wage Act 1998; the Employment Relations Act 1999; Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003; Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003; Schedule 5 of the Employment Equality (Age) Regulations 2006; the Pensions Act 2008; and paragraphs (c) and (d) of section 147(3) of the Equality Act 2010.

14.2    The Employee confirms that:

14.2.1    he has received advice from the Adviser (who is a relevant independent adviser within the meaning of the provisions referred to in Clause 14.1) as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal; and

14.2.2    he will procure that the Adviser signs the Certificate in Schedule 2.

15.	WITHOUT PREJUDICE

15.1    Notwithstanding that this Agreement is marked “without prejudice and subject to contract” when the Agreement has been dated and signed by/ on behalf of the parties and is accompanied by the Certificate in Schedule ý2 signed by the Adviser it will become an open and binding agreement between the parties.

16.	WHOLE AGREEMENT

16.1    This Agreement cancels and is in substitution of all previous letters of engagement, employment agreements and arrangements whether oral or in writing related to the subject matter hereof, between the Employer and Employee, (including but not limited to the employment and termination of the employment of the Employee) all of which shall be deemed to have been terminated by mutual consent and superseded, save as provided in Clauses 5.3, 6.3 and 11.1.

17.	GOVERNING LAW AND JURISDICTION

17.1    This Agreement is governed by the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the courts and tribunals of England and Wales.

18.	COUNTERPARTS

18.1    This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument

SCHEDULE 1

CLAIMS
All and any claims
1.    for damages for breach of contract howsoever arising;
2.    for pay in lieu of notice or damages for termination of employment without notice or on short notice;
3.    in respect of outstanding pay, holiday pay (including statutory holiday whether under the Working Time Regulations 1998 or otherwise), overtime, bonuses, commission and benefits in kind;
4.    for a redundancy payment whether statutory under the Employment Rights Act 1996 or otherwise;
5.    under or relying on the Equal Pay Act 1970, Article 141 of the Treaty of Rome or Article 157 of the Treaty on the Functioning of the European Union;
6.    in respect of discrimination, harassment or victimisation under the Sex Discrimination Act 1975; the Race Relations Act 1976; the Disability Discrimination Act 1995; the Employment Equality (Sexual Orientation) Regulations 2003; the Employment Equality (Religion or Belief) Regulations 2003; the Employment Equality (Age) Regulations 2006;
7.    in respect of unlawful deductions from wages or payments, under Part II of the Employment Rights Act 1996;
8.    in respect of unfair dismissal under the Employment Rights Act 1996;
9.    under Part V of the Employment Rights Act 1996 in respect of detriment suffered in relation to: jury service, under section 43M; health and safety, under section 44; Sunday working, under section 45; the Working Time Regulations 1998, under section 45A; making a protected disclosure, under section 47B;
10.    for damages for distress, anxiety or financial loss caused by harassment under Section 3 of the Protection from Harassment Act 1997;
11.    in respect of a breach of the Working Time Regulations 1998;
12.    in respect of a failure to comply with obligations under the Human Rights Act 1998;
13.    for damages under Section 13 of the Data Protection Act 1998;
14.    under section 120 of the Equality Act 2010 relating to: age discrimination or harassment related to age, disability discrimination or harassment related to disability; marriage and civil partnership discrimination; race discrimination or harassment related to race; religious or belief-related discrimination or harassment related to religion or belief; sex discrimination, harassment related to sex, or sexual harassment under section 26(2); harassment under section 26(3) (less favourable treatment because of a rejection of or submission to harassment related to sex, or gender reassignment, or sexual harassment); sexual orientation discrimination or harassment related to sexual orientation; victimisation; or in respect of a breach of an equality rule or non-discrimination rule under the Equality Act 2010;
15.    in respect of a breach of an equality clause under the Equality Act 2010, Article 141 of the Treaty of Rome or Article 157 of the Treaty on the Functioning of the European Union;
16.    in respect of the right not to suffer a detriment under section 55 of the Pensions Act 2008.

SCHEDULE 2

ADVISER'S CERTIFICATE
I confirm that:

1.
I am a relevant independent adviser (as defined in the provisions referred to in Clause ý14.1 of the Agreement between Peter Sephton (the Employee) and the Employer to which this Certificate is annexed).

2.	I have advised the Employee of the terms and the effect of the Agreement and in particular its effect on his ability to pursue a claim before an Employment Tribunal.

3.	There is in force a contract of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice.

Adviser's signature         /s/ ANDREA LONDON
Adviser's name             Andrea London
(capitals)
Title                 Partner
Adviser's business address        Rosenblatt Solicitors
9-13 St Andrew Street
London EC4A 3AF

SCHEDULE 3

RESIGNATION LETTER

Private & Confidential
The Directors
Brady Corporation

Dear Sirs
Please accept this letter as formal notice of my resignation as an officer and director of the Brady companies listed in the Appendix below and of all other offices I hold as a result of or in connection with my employment with Brady Corporation. My resignation from all such offices is to be effective from close of business on 30 April 2013.
I confirm that I have no claim or right of action of any kind outstanding for compensation or otherwise against any of the above companies or any of its/their directors, officers or employees.
Yours sincerely

/s/ PETER SEPHTON

Peter Sephton

APPENDIX

W.H. Brady N.V. (Belgium)
Transposafe Systems Belgium NV/SA
Brady A/S (Denmark)
Branch Office- W.H. Brady N.V. (Hungary)
Brady Italy S.r.l. (Italy)
Brady AS (Norway)
Pervaco AS (Norway)
Wiremarkers Pty. Ltd. (South Africa)
Grafo Wiremarkers Pty. Ltd. (South Africa)
Dartag Marking Pty. Ltd. (South Africa)
Touch Fasteners Pty. Ltd. (South Africa)
Brady Identificacion S.L.U (Spain)
Brady AB (Sweden)

Brady Sweden Holding AB (Sweden)
Brady Converting AB (Sweden)
Tradex AB (Sweden)
Runelandhs Försäljnings AB (Sweden)
Runelandhs Fastigheter AB (Sweden)
Brady Etiket ve Isaretleme Ticaret Ltd Sirketi (Turkey)
Brady European Holdings Ltd (UK)
Brady European Finance Ltd (UK)
B.I. UK
Brady Corporation Ltd (UK)
Brady o.o.o. (Russia)
Brady ID Solutions SRL (Romania)
Brady GmbH (Germany)

SCHEDULE 4

POST-TERMINATION RESTRICTIONS

1.
The Employee will not without the prior written consent of the Employer (such consent not to be unreasonably withheld or delayed) directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, officer, employee, agent, consultant, partner or otherwise:

1.1
within the Restricted Territory and for a period of 12 months from the Termination Date, be employed, engaged, concerned or interested in or provide technical, commercial or professional advice to the Restricted Organisations and/or any business which supplies or provides (or intends to supply or provide) Products or Services in competition with the Employer or any Relevant Group Company, provided that this restriction does not apply to prevent the Employee from (i) undertaking duties or activities which are materially different from those undertaken by him in the course of his employment during the Relevant Period or (ii) holding shares or other securities in any company which is quoted, listed or otherwise dealt in on a Recognised Investment Exchange or other securities market and which confer not more than 4% of the votes which could be cast at a general meeting of such company; or

1.2
within the Restricted Territory and for a period of 12 months from the Termination Date, be employed, engaged, concerned or interested in the part of a business which at any time during the Relevant Period has supplied Products or Services to the Employer or any Relevant Group Company and with which the Employer or any Relevant Group Company has exclusive or special terms and/or do or attempt to do anything which causes or may cause such business to cease, alter or reduce materially its supplies or alter its terms of business with and to the detriment of the Employer or any Relevant Group Company; or

1.3
within the Restricted Territory and for a period of 12 months from the Termination Date, be employed, engaged, concerned or interested in any business which is or was at any time during the Relevant Period a Relevant Customer of the Employer or any Relevant Group Company and/or do or attempt to do anything which causes or may cause the Relevant Customer to cease or reduce materially its orders, contracts or dealings with or alter its terms of business with and to the detriment of the Employer or any Relevant Group Company; or

1.4
during the Agreed Period, canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the supply or provision of Relevant Products or Services or endeavour to do so; or

1.5	during the Agreed Period, deal or contract with any Relevant Customer in relation to the supply or provision of any Relevant Products or Services, or endeavour to do so; or

1.6
during the Agreed Period, solicit, induce or entice away from the Employer or any Relevant Group Company in connection with any business in, or proposing to be in, competition with the Employer or any Relevant Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a

Critical Person, whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Employer or any Relevant Group Company; or

1.7	during the Agreed Period, be employed, engaged, concerned or interested in any business:
1.1.1     with, or on behalf of, any Critical Person; and/or

1.1.2	which has, at any time during the Relevant Period, employed, appointed or engaged two or more Critical Persons, for the purposes of competing, or preparing to compete with the Employer or any Relevant Group Company where the Employee and such person(s) are each likely to be in possession of Confidential Information which, if utilised by the Employee and Critical Person(s) together, would be likely to be of assistance to any person, firm or company competing with, or preparing to compete with, the Employer or any Relevant Group Company;

1.8
during the Agreed Period, use or seek to register, in connection with any business, any name or internet domain name (URL) or other device which includes the name or device of the Employer or any Relevant Group Company or any identical or similar sign or at any time after the Termination Date represent himself as connected with the Employer or any Relevant Group Company in any capacity.

2.
Whilst the restrictions in this Schedule 4 are regarded by the parties as fair and reasonable, each of the restrictions in clause 1 above are intended to be separate and severable. If any restriction is held to be void but would be valid if part of the wording (including in particular, but without limitation, the definitions contained in clause 3) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid or effective.

2.1
The parties further agree that in the event of breach by the Employee of any of the provisions in this Schedule 4, the Employer and/or Relevant Group Company will be entitled by written notice to extend the period during which the breached provisions apply by an equivalent period to that during which the breach or breaches have continued, such additional period to commence on the date on which the said period would have otherwise expired. The Employee hereby agrees that if the Employer or any Relevant Group Company so extends the period of any such restriction, this will not prejudice the right of the Employer or any Relevant Group Company to apply to the Courts for injunctive relief in order to compel him to comply with the provisions of this clause and/or damages, as the case may be.

3.	In this Schedule the following expressions will have the following meanings:

“Agreed Period”	31 December 2014;

“Critical Person”
any employee, agent, director, officer, consultant or independent contractor, employed, appointed or engaged by the Employer or any Relevant Group Company for whose activities on behalf of the Employer or Relevant Group Company the Employee had a material direct or indirect responsibility during the Relevant Period and/or with whom he had material contact in the course of their employment, appointment or engagement during the Relevant Period and/or who by reason of their employment, appointment or engagement and in particular their seniority and expertise or knowledge of trade secrets or Confidential Information of the Employer or Relevant Group Company or knowledge of or influence over its/their clients, customers or suppliers is to be regarded as a material asset of the Employer or any Relevant Group Company;

“the Employee”	Peter Sephton;
“the Employer”	Brady Corporation Limited;
“Group”	the Employer and every Group Company wherever registered or incorporated;
“Group Company”
the Employer and its Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time (“Parent Undertaking” and “Subsidiary Undertaking” having the meanings set out in section 1162 Companies Act 2006);

“the Group”
the Employer and its Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time (“Parent Undertaking” and “Subsidiary Undertaking” having the meanings set out in section 1162 Companies Act 2006);

“Products or Services”
products or services which are of the same kind as, or of a materially similar kind to, or competitive with, any products or services supplied or provided by the Employer or any Relevant Group Company within the Relevant Period and with which the Employee was involved in the course of his employment during the Relevant Period;

“Recognised Investment Exchange”	has the meaning give to it in section 285 of the Financial Services and Markets Act 2000;

“Relevant Customer”
any person, firm, company or organisation who or which at any time during the Relevant Period is or was:
negotiating with the Employer or any Relevant Group Company for the sale or supply of Relevant Products or Services; or
a client or customer of, or in the habit of dealing with, the Employer or Relevant Group Company for the sale or supply of Relevant Products or Services, and in each case:
with whom or which the Employee was directly concerned or connected or of whom or which the Employee had personal knowledge during the Relevant Period in the course of his employment; and/or with whom any individuals reporting to the Employee were directly concerned or connected during the Relevant Period in the course of their employment; and/or about, or in respect of, whom the Employee has, during the Relevant Period, received Confidential Information

“Relevant Group Company”
any company in the Group (other than the Employer) for which the Employee performed services or was an officer or director of or for/in respect of which he had operational/management responsibility at any time during the Relevant Period;

“Relevant Period”	the period of 18 months immediately before the Termination Date;
“Relevant Products or Services”
products or services of any Group Company which sale or supply, promotion or provision on any basis, the Employee was directly or otherwise materially concerned or connected or of which he had personal knowledge during the Relevant Period;

“Restricted Organisations”
Panduit, 3M, Takkt, Manutan, RS Components, Premier Farnell, Zebra, Grainger, XpressMyself.com Kroschke, Weidmueller, Raja, Worldmark, Hellerman Tyton, Phoenix Contact, Schreiner Group, Cembre, Indetco, Arco, Materlock, TE Connectivity, Wolk, Uline and Amazon.

“Restricted Territory”
UK, France, Germany, Italy, Spain, Russia, Poland, Turkey, USA, Saudi Arabia, Qatar, Dubai and South Africa and any area or territory in which the Employee worked or to which the Employee was assigned or had operational/management responsibility by the Employer or any Relevant Group Company at any time during the Relevant Period;

“Termination Date”	July 31, 2013

SCHEDULE 5

Dated March 25, 2013
WITHOUT PREJUDICE AND SUBJECT TO CONTRACT BRADY CORPORATION LIMITED PETER SEPHTON
Second Compromise agreement

SECOND COMPROMISE AGREEMENT

THIS AGREEMENT is made on March 25, 2013
BETWEEN:

(1)	BRADY CORPORATION LIMITED whose registered office is at Wildmere Industrial Estate, Banbury, Oxfordshire OX16 3JU (the Employer); and

(2)	PETER SEPHTON of The Coach House, Severnstoke Bank, Severnstoke WR8 9JG (the Employee)

1.    DEFINITIONS

1.1    In this Agreement the following expressions have the following meanings:

“the Adviser”	the person named as Adviser in Schedule 2;
“the First Compromise Agreement”	the compromise agreement between the Employer and the Employee dated [date];
“Group Company”
the Employer and its Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time (“Parent Undertaking” and “Subsidiary Undertaking” having the meanings set out in section 1162 Companies Act 2006);

“PAYE deductions”
deductions made to comply with or to meet any liability of the Employer to account for tax pursuant to regulations made under Chapter 2 of Part 11 of the Income Tax (Earnings and Pensions) Act 2003 and to comply with any obligation to make a deduction in respect of national insurance contributions;

“the Termination Date”	31 July 2013;

2.    BASIS OF AGREEMENT

2.1    The parties entered into the First Compromise Agreement to record and implement the terms on which they agreed to settle all outstanding claims which the Employee has or may have against the Employer or any company in the Group or any of its/their respective directors, officers or employees arising out of or in connection with or as a consequence of his employment and/or its termination and/or his resignation from office.

2.2    The parties have entered into this Agreement to supplement the terms of the First Compromise Agreement.

2.3    The parties agree that the terms of the First Compromise Agreement remain in full force and effect and nothing in this Agreement is intended to supersede the terms of the First Compromise Agreement, with the exception of the claims specified at Schedule 1 of this Agreement which shall supersede those specified at Schedule 1 of the First Compromise Agreement.

2.4    The terms set out in this Agreement and the First Compromise Agreement constitute the entire Agreement between the parties and are without admission of liability on the part of the Employer or the Group.

2.5    The Employer is entering into this Agreement for itself and as agent for and trustee of all companies in the Group and is duly authorised to do so. The parties intend that each company in the Group should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

3.    FULL AND FINAL SETTLEMENT

3.1    The Employee accepts the terms of this Agreement and the First Compromise Agreement in full and final settlement of all sums due to the Employee from the Employer or any company in the Group and all claims in all jurisdictions under contract, tort, statute or otherwise which the Employee has or may have against the Employer or any company in the Group or its/their respective officers, directors or employees arising out of or in connection with or as a consequence of his position as a director or officer of the Employer and other companies in the Group and/or his resignation from such offices, or his employment and/or its termination (whether such claims are, or could be, known to the parties, and including any claims which may arise in the future) including but not limited to the claims specified in Schedule 1, each of which is hereby intimated and waived.

3.2    The Employee agrees to refrain from commencing any action or issuing any proceedings against the Employer or any company in the Group or its/their respective officers, directors or employees in respect of any claims referred to in Clause 3.1 including the claims specified in Schedule 1.

3.3    Neither the settlement and waiver in Clause 3.1 nor the agreement to refrain from proceedings in Clause 3.2 applies to any claim:

3.3.1    for personal injury of which the Employee is not aware at the date of this Agreement (and the Employee warrants he is not aware of any facts or circumstances that may give rise to a person injury claim against the Employer or any Group Company; or

3.3.2    for the benefits due to him pursuant to this Agreement.

4.    NO KNOWLEDGE OF OTHER CLAIMS

4.1    The Employee confirms that he is not aware of any claims other than those specified in Schedule 1 or facts or circumstances that may give rise to any claim against the Employer or any Group companies or any of its/their respective officers, directors or employees in relation to any other matters.

4.2    The Employee represents and warrants that:

4.2.1    he has instructed the Adviser to advise as to whether he has or may have any claims, including statutory claims, against the Employer or any company in the Group or its/their respective officers, directors and employees arising out of or in connection with his employment or its termination;

4.2.2    he has provided the Adviser with all available information which the Adviser requires or may require in order to advise whether he has any such claims; and

4.2.3    the Adviser has advised him that, on the basis of the information available to the Adviser, his only claims or particular complaints against the Employer or any Group Company or its/their respective officers, directors and employees whether statutory or otherwise are those listed in Schedule 1 of this Agreement and that he has no other claim against the Employer or any company in the Group or its/their respective officers, directors and employees whether statutory or otherwise.

4.3    In the event of the Employee commencing any action or issuing or pursuing any proceedings or being granted any judgment against the Employer or any Group Company or any of its/their officers, directors or employees whether arising out of his resignation from office or directorships or his employment or its termination the Employee shall indemnify the Employer or relevant company in the Group in respect of:

4.3.1    its legal costs of defending such action or proceedings (including reasonable legal and professional fees and disbursements together with VAT thereon); and

4.3.2    any award or judgment;

and such part of the Termination Payment (as defined in the First Compromise Agreement) equivalent to the amount of such costs, award or judgment shall become immediately repayable to the Employer or relevant company in the Group as a debt.
5.    COMPLIANCE WITH STATUTORY PROVISIONS

5.1    To the extent that they are relevant, the conditions regulating compromise agreements and compromise contracts under the following instruments and provisions (as subsequently consolidated, modified or re-enacted from time to time) are satisfied: the Sex Discrimination Act 1975; the Race Relations Act 1976; Schedule 3A of the Disability Discrimination Act 1995; the Employment Rights Act 1996; the Working Time Regulations 1998; the National Minimum Wage Act 1998; the Employment Relations Act 1999; Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003;Schedule 4 of the Employment

Equality (Religion or Belief) Regulations 2003; Schedule 5 of the Employment Equality (Age) Regulations 2006; the Pensions Act 2008; paragraphs (c) and (d) of section 147(3) of the Equality Act 2010.

5.2    The Employee confirms that:

5.2.1    he has received advice from the Adviser (who is a relevant independent adviser within the meaning of the provisions referred to in Clause 5.1) as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal; and

5.2.2    he will procure that the Adviser signs the Certificate in Schedule 2.

6.    WARRANTIES AND REPRESENTATIONS

6.1    The Employee warrants as a strict condition of this Agreement and represents to the Employer that up to and as at the later of the Termination Date and the date this Agreement becomes binding in accordance with Clause 7, the Employee:

6.1.1    has not committed any breach of any duty owed to the Employer or any company in the Group;

6.1.2    has not retained any software or computer programs, documents or copies (electronically or otherwise) which belong to the Employer or any company in the Group or to which the Employer or any company in the Group is entitled;

6.1.3    has not done or failed to do anything, which act or omission amounts to a repudiatory breach of the express or implied terms of his employment with the Employer or which, if it were to be done or omitted after the date of this Agreement, would be in breach of any of its terms;

6.1.4    has not commenced any action or issued any proceedings against the Employer or any company in the Group or any of its/their respective officers or employees.

6.2    For the avoidance of doubt, the Employee accepts that the Employer is under no obligation to make the Termination Payment or provide any benefits if:

6.2.1    the Employee is in breach of any of the warranties referred to in this Clause 6 or elsewhere in this Agreement; or

6.2.2    on or before the Termination Date the Employee does or fails to do, or has done or failed to do, anything which act or omission amounts to a repudiatory breach of the express or implied terms of his employment with the Employer.

7.    WITHOUT PREJUDICE

7.1    Notwithstanding that this Agreement is marked “without prejudice and subject to contract” when the Agreement has been dated and signed by/ on behalf of the parties and is accompanied by the Certificate in Schedule 2 signed by the Adviser it will become an open and binding agreement between the parties.

8.    GOVERNING LAW AND JURISDICTION

8.1    This Agreement is governed by the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the courts and tribunals of England and Wales.

SCHEDULE 1
CLAIMS
All and any claims
1.    for damages for breach of contract howsoever arising;
2.    for pay in lieu of notice or damages for termination of employment without notice or on short notice;
3.    in respect of outstanding pay, holiday pay (including statutory holiday whether under the Working Time Regulations 1998 or otherwise), overtime, bonuses, commission and benefits in kind;
4.    for a redundancy payment whether statutory under the Employment Rights Act 1996 or otherwise;
5.    under or relying on the Equal Pay Act 1970, Article 141 of the Treaty of Rome or Article 157 of the Treaty on the Functioning of the European Union;
6.    in respect of discrimination, harassment or victimisation under the Sex Discrimination Act 1975; the Race Relations Act 1976; the Disability Discrimination Act 1995; the Employment Equality (Sexual Orientation) Regulations 2003; the Employment Equality (Religion or Belief) Regulations 2003; the Employment Equality (Age) Regulations 2006;
7.    in respect of unlawful deductions from wages or payments, under Part II of the Employment Rights Act 1996;
8.    in respect of unfair dismissal under the Employment Rights Act 1996;
9.    under Part V of the Employment Rights Act 1996 in respect of detriment suffered in relation to: jury service, under section 43M; health and safety, under section 44; Sunday working, under section 45; the Working Time Regulations 1998, under section 45A; making a protected disclosure, under section 47B;

10.    for damages for distress, anxiety or financial loss caused by harassment under Section 3 of the Protection from Harassment Act 1997;
11.    in respect of a breach of the Working Time Regulations 1998;
12.    in respect of a failure to comply with obligations under the Human Rights Act 1998;
13.    for damages under Section 13 of the Data Protection Act 1998;
14.    under section 120 of the Equality Act 2010 relating to: age discrimination or harassment related to age, disability discrimination or harassment related to disability; marriage and civil partnership discrimination; race discrimination or harassment related to race; religious or belief-related discrimination or harassment related to religion or belief; sex discrimination, harassment related to sex, or sexual harassment under section 26(2); harassment under section 26(3) (less favourable treatment because of a rejection of or submission to harassment related to sex, or gender reassignment, or sexual harassment); sexual orientation discrimination or harassment related to sexual orientation; victimisation; or in respect of a breach of an equality rule or non-discrimination rule under the Equality Act 2010;
15.    in respect of a breach of an equality clause under the Equality Act 2010, Article 141 of the Treaty of Rome or Article 157 of the Treaty on the Functioning of the European Union;
16.    in respect of the right not to suffer a detriment under section 55 of the Pensions Act 2008.

SCHEDULE 2
ADVISER'S CERTIFICATE
I confirm that:
1.    I am a relevant independent adviser (as defined in the provisions referred to in Clause 5.1 of the Second Compromise Agreement between Peter Sephton (the Employee) and the Employer, to which this Certificate is annexed).

2.    I have advised the Employee of the terms and the effect of the Agreement and in particular its effect on his ability to pursue a claim before an Employment Tribunal.

3.    There is in force a contract of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice.
Adviser's signature        /s/ ANDREA LONDON
Adviser's name            Andrea London
Title                 Partner
Adviser's business address        Rosenblatt Solicitors
9-13 St Andrew Street
London EC4A 3AF

THIS AGREEMENT has been signed on behalf of the Employer and executed and delivered as a deed by the Employee on the date set out at the beginning.

SIGNED by                        /s/ FRANK M. JAEHNERT
for and on behalf of THE EMPLOYER             Frank M. Jaehnert
President and Chief Executive Officer

EXECUTED AND DELIVERED as a             /s/ PETER C. SEPHTON
Deed by THE EMPLOYEE in the                Peter C. Sephton
presence of:

Witness signature:                    /s/ MILLIE SEPHTON
Name:                            Millie Sephton
Occupation:                        Student

THIS AGREEMENT has been signed on behalf of the Employer and executed and delivered as a deed by the Employee on the date set out at the beginning.

SIGNED by                        /s/ FRANK M. JAEHNERT
for and on behalf of THE EMPLOYER             Frank M. Jaehnert
President and Chief Executive Officer

EXECUTED AND DELIVERED as a             /s/ PETER C. SEPHTON
Deed by THE EMPLOYEE in the                Peter C. Sephton
presence of:

Witness signature:                    /s/ MILLIE SEPHTON
Name:                            Millie Sephton
Occupation:                        Student